Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the

Fiscal Second Quarter 2010

Greenwood Village, CO — August 12, 2010 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended July 11, 2010.

Financial and Operational Results

Results for the 12 weeks ended July 11, 2010, compared to the 12 weeks ended July 12, 2009, are as follows:

•                  Restaurant revenue of $198.0 million was unchanged from the prior year.

•                  Company-owned comparable restaurant sales decreased 1.2% and guest counts increased 0.9%.

•                  Restaurant-level operating profit decreased 7.0% to $36.2 million.

•                  Selling, general and administrative expenses included a $3.3 million investment in the Company’s TV media campaign, which contributed to the improvement in guest counts during the quarter.

•                  GAAP diluted earnings per share were $0.28 vs. $0.41 in the fiscal second quarter a year ago.

•                  One new company-owned Red Robin® restaurant and two franchised restaurants opened during the fiscal second quarter 2010.

As of the end of the fiscal second quarter 2010, there were 309 company-owned and 134 franchised Red Robin® restaurants.

“We are encouraged by the strengthening of our same store sales and the positive impact that our limited time offer promotions and TV media support are having on our brand awareness and Guest traffic,” said Dennis Mullen, Red Robin Gourmet Burgers, Inc.’s chief executive officer.  “Our business trends are benefiting from our Team Members’ hard work and commitment to making connections with our guests and our focus on Red Robin quality, variety and value.”

Fiscal Second Quarter 2010 Results

Comparable restaurant sales decreased 1.2% for company-owned restaurants in the fiscal second quarter of 2010 compared to an 11.5% decrease in the fiscal second quarter of 2009.  Results in the quarter were driven by a 0.9% increase in guest counts and a 2.1% decrease in the average guest check, which included the impact of limited time offer (LTO) price promotions in the quarter.  Fiscal second quarter 2010 comparable restaurant sales also reflected a sequential improvement from the Company’s comparable restaurant sales decrease of 2.3% reported in the fiscal first quarter of 2010, the decrease of 10.5% reported in the fiscal fourth quarter of 2009 and the decrease of 14.9% reported in the fiscal third quarter of 2009.

Average weekly comparable sales from the 290 company-owned comparable restaurants were $54,549 in the fiscal second quarter of 2010, compared to $56,335 for the 245 company-owned comparable restaurants in the fiscal second quarter of 2009.  Average weekly sales for the 19 non-comparable company-owned restaurants were $58,449 in the fiscal second quarter of 2010, compared to $56,053 for the 44 non-comparable restaurants in the fiscal second quarter a year ago.  For all company-owned restaurants, average weekly sales were $54,786 from the 3,705 operating weeks in the fiscal second quarter of 2010 compared to $55,973 from the 3,619 operating weeks in the fiscal second quarter of 2009.

In the fiscal second quarter of 2010, the Company’s results were negatively impacted by continued lower restaurant sales in California and Arizona, which have been more heavily impacted by macroeconomic factors. Excluding the impact from the Company’s 72 comparable restaurants in these markets, comparable restaurant sales would have been about 1.5% higher or up approximately 0.3% compared to the fiscal second quarter of 2009. The Company’s comparable guest counts excluding the negative 1.6% impact from its restaurants in California and Arizona would have been a positive 2.5% compared to the fiscal second quarter of 2009. The 72 comparable restaurants in California and Arizona represented 25% of the Company’s total company-owned comparable restaurants in the fiscal second quarter of 2010.

Total company revenues, which include company-owned restaurant sales, franchise royalties and fees and other revenue, increased slightly to $201.3 million in the fiscal second quarter of 2010, from $201.1 million in the fiscal second quarter of 2009.  Franchise royalties and fees increased to $3.1 million or 1.4% in the fiscal second quarter of 2010 compared to the same period a year ago.

For the fiscal second quarter of 2010, the Company’s total U.S. franchise restaurant sales of $70.0 million increased slightly from $69.2 million in the prior year period.  Comparable sales in the fiscal second quarter of 2010 for franchise restaurants in the U.S. decreased 2.0% and for franchise restaurants in Canada increased 0.8% from the fiscal second quarter of 2009.  Average weekly comparable sales for the U.S. franchised restaurants were $50,622 from the 109 comparable restaurants in the fiscal second quarter of 2010, compared to $51,970 from the 100 comparable restaurants in the fiscal second quarter of 2009.  Average weekly sales in the fiscal second quarter of 2010 for the Company’s 18 comparable franchise restaurants in Canada were C$54,380 versus C$52,977 in the same period last year.  Canadian results are in Canadian dollars.

Selling, general and administrative expenses were $20.0 million in the fiscal second quarter of 2010 and $18.5 million in the fiscal second quarter of 2009, which were 9.9% and 9.2% of total revenue, respectively.  Included in the fiscal second quarter of 2010 was a $3.3 million investment in the Company’s television media campaign compared to $1.2 million in the fiscal second quarter of 2009, as well as board of directors and governance-related expenses, offset by lower performance-based bonus expense.  Beginning in the fiscal second quarter of 2010, franchisees contributed an additional 1.25% of their revenue to the national cable television advertising fund.

Net interest expense was $1.3 million in the fiscal second quarter of 2010 and $1.6 million in the fiscal second quarter of 2009.

Net income for the fiscal second quarter of 2010 was $4.3 million or $0.28 per diluted share, compared to net income of $6.4 million, or $0.41 per diluted share, in the fiscal second quarter of 2009.

For the fiscal second quarter of 2010, the Company’s effective tax rate was 9.1% compared to an effective tax rate of 23.2% in the fiscal second quarter of 2009.  The decrease is primarily due to more favorable general business and tax credits, primarily the FICA Tip Tax Credit, which as a percent of current year income before tax did not change at the same rate as the change in taxable income.  The Company anticipates that the effective tax rate for the full fiscal year 2010 will be approximately 13.6%.

Schedule I of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.  Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.

Balance Sheet and Liquidity

On July 11, 2010, the Company held $11.9 million in cash and cash equivalents and had a total outstanding debt balance of $163.9 million, including $108.7 million of borrowings under its $150 million term loan, $46.9 million of borrowings under its $150 million revolving credit facility and $8.3 million outstanding for capital leases.  The Company has also issued $6.2 million of outstanding letters of credit under its revolving credit facility.  In the fiscal second quarter of 2010, the Company paid down $8.3 million in debt, and since the end of the fiscal second quarter 2010, the Company has made additional debt repayments of $3.9 million on its revolving credit facility.

The Company is subject to a number of customary covenants under its credit agreement, including limitations on additional borrowings, acquisitions, dividend payments, and requirements to maintain certain financial ratios.  As of July 11, 2010, the Company was in compliance with all of its debt covenants, and the Company expects to remain in full compliance.

Outlook

The Company’s fiscal third quarter of 2010 is a 12-week quarter.  One new company-owned restaurant opened early in the fiscal third quarter and seven new company-owned restaurants are currently under construction.  Three new franchised restaurants are currently under construction.  During fiscal year 2010, the Company expects to open 11 new company-owned restaurants and franchisees are expected to open four to five new restaurants.

For the fiscal year 2010, which is a 52-week year, the Company expects revenues of $866 million to $873 million and net income of $0.90 to $1.10 per diluted share.  These projected results are based upon certain assumptions, including expected full fiscal year 2010 comparable restaurant sales of down 0.5% to up 0.5% compared to the fiscal year 2009.  Through August 8, 2010, the first four weeks of the Company’s 12-week fiscal third quarter of 2010, company-owned comparable restaurant sales increased 1.4% and guest counts increased 4.1% from the prior year period, compared to a year-over-year company-owned comparable restaurant sales decrease of 15.3% and guest count decrease of 14.6% in the first four weeks of the fiscal third quarter of 2009.  The first four weeks of the fiscal third quarter of 2010 included one week of TV advertising compared to no TV advertising during the first four weeks of the fiscal third quarter of 2009.

The annual financial guidance includes approximately $15.6 million that the Company expects to spend for television advertising to support LTO promotions during fiscal year 2010, compared to $2.5 million that the Company spent on television advertising during fiscal year 2009.  The Company’s total marketing expense in fiscal year 2010 is expected to be about $29.3 million compared to $17.2 million spent in fiscal year 2009 and is included in selling, general and administrative expense.

For the remaining two quarters of fiscal year 2010, the Company’s run rate SG&A expense is expected to be between $16.5 and $17.5 million per quarter.  Adding to that will be the Company’s portion of TV marketing expense, which is expected to be $3.3 million in the fiscal third quarter of 2010 and $2.3 million in the fiscal fourth quarter of 2010.  The SG&A estimates do not include costs for the transition of the CEO position, which are estimated to be between $3.5 and $4.0 million over the balance of the year, with the majority of the expense being incurred in the third quarter.

Based on the Company’s development plans and other infrastructure and maintenance costs, the Company expects fiscal year 2010 capital expenditures to be approximately $35 million to $38 million, which the Company expects to fund entirely out of operating cash flow. The Company also intends to make scheduled payments of $18.7 million required by the term loan portion of its existing credit facility from free cash flow after capital expenditures in fiscal year 2010 and expects to use its remaining free cash flow to make payments on the Company’s revolving credit facility and maintain flexibility to opportunistically repurchase shares of the Company’s common stock.

Other Events

The Company’s board of directors extended its previous authorization for the repurchase of up to $50 million of the Company’s common stock.  Stock repurchases may be made from time to time in open market transactions and through privately negotiated transactions through December 31, 2011.

The Company’s board of directors also voted in favor of adopting a shareholder rights plan to protect stockholders from coercive or otherwise unfair takeover tactics. The board determined, with the assistance of its legal and financial advisors, that a shareholder rights plan will afford stockholders appropriate protections and allow the board time to fully execute its fiduciary obligations in a thoughtful and measured manner.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal second quarter 2010 results today at 5:00 p.m. ET. The conference call number is (877) 407-0784.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 440 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assumptions,” “believe,” “continue,” “expects,” “guidance,” “ongoing,” “projected,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets, high levels of unemployment and decreasing consumer confidence, resulting in changes in consumer preferences or consumer discretionary spending; the effectiveness of our advertising strategy;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; the effect of increased competition in the casual dining market and discounting by competitors; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; health concerns about our food products and food preparation; our ability to protect our intellectual property and proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

		December 27,
	July 11, 2010	2009
Assets:
Current Assets:
Cash and cash equivalents	$11,923	$20,268
Accounts receivable, net	5,689	4,703
Inventories	14,761	14,526
Prepaid expenses and other current assets	6,560	6,203
Income tax receivable	1,276	4,713
Deferred tax asset	3,080	4,127
Restricted current assets—marketing funds	4,718	665
Total current assets	$48,007	$55,205

Property and equipment, net	424,146	431,536
Goodwill	61,769	61,769
Intangible assets, net	45,190	47,426
Other assets, net	3,489	4,159
Total assets	$582,601	$600,095

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$10,399	$10,891
Construction related payables	4,270	3,181
Accrued payroll and payroll related liabilities	26,670	26,912
Unearned revenue	6,139	15,437
Accrued liabilities	22,658	18,818
Accrued liabilities—marketing funds	4,718	665
Current portion of term loan notes payable	18,739	18,739
Current portion of long-term debt and capital lease obligations	819	779
Total current liabilities	$94,412	$95,422

Deferred rent	32,936	30,996
Long-term portion of term loan notes payable	89,899	103,954
Other long-term debt and capital lease obligations	54,410	67,862
Other non-current liabilities	9,807	13,239
Total liabilities	$281,464	$311,473

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,113,300 and 17,079,267 shares issued; 15,621,020 and 15,586,948 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,492,280 shares, at cost	(50,125)	(50,125)
Paid-in capital	170,093	167,637
Accumulated other comprehensive loss, net of tax	(438)	(1,212)
Retained earnings	181,590	172,305
Total stockholders’ equity	301,137	288,622
Total liabilities and stockholders’ equity	$582,601	$600,095

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 11, 2010	July 12, 2009	July 11, 2010	July 12, 2009
Revenues:
Restaurant revenue	$197,977	$197,963	$465,482	$464,558
Franchise royalties and fees	3,122	3,078	$7,291	7,230
Other revenue	244	47	$4,080	113
Total revenues	201,343	201,088	476,853	471,901

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	48,697	48,228	113,709	113,511
Labor (includes $211, $137, $420, and $1,123 of stock- based compensation, respectively)	69,488	67,679	164,849	159,950
Operating	28,976	28,590	67,615	67,005
Occupancy	14,579	14,494	34,287	33,402
Depreciation and amortization	13,185	13,066	30,436	30,703
Selling, general, and administrative (includes $857, $615, $1,751, and $4,342 of stock-based compensation, respectively)	20,008	18,517	50,843	46,992
Pre-opening costs	375	588	1,252	3,138
Total costs and expenses	195,308	191,162	462,991	454,701

Income from operations	6,035	9,926	13,862	17,200

Other expense (income):
Interest expense, net	1,257	1,559	3,142	3,673
Other	10	9	(20)	19
Total other expenses	1,267	1,568	3,122	3,692

Income before income taxes	4,768	8,358	10,740	13,508
Provision for income taxes	435	1,937	1,455	3,242
Net income	$4,333	$6,421	$9,285	$10,266
Earnings per share:
Basic	$0.28	$0.42	$0.60	$0.67
Diluted	$0.28	$0.41	$0.59	$0.66
Weighted average shares outstanding:
Basic	15,494	15,380	15,484	15,366
Diluted	15,671	15,486	15,654	15,467

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, pre-opening costs, reacquired franchise costs, legal settlements and costs associated with the tender offer of stock options attributed to non-restaurant employees.   The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12  and 28 weeks ended July 11, 2010, and July 12, 2009, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 11, 2010		July 12, 2009		July 11, 2010		July 12, 2009
Restaurant revenues	$197,977	98.3%	$197,963	98.4%	$465,482	97.6%	$464,558	98.5%

Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	48,697	24.6	48,228	24.4	113,709	24.4	113,511	24.4
Labor	69,488	35.1	67,679	34.2	164,849	35.4	159,064	34.2
Operating	28,976	14.6	28,590	14.4	67,615	14.5	67,005	14.4
Occupancy	14,579	7.4	14,494	7.3	34,287	7.4	33,402	7.2

Tender offer stock-based compensation expense	—	—	—	—	—	—	886	0.2
Restaurant-level operating profit	36,237	18.3	38,972	19.7	85,022	18.3	90,690	19.5

Add – other revenues	3,366	1.7	3,125	1.5	11,371	1.5	7,343	1.5
Deduct – other operating:
Depreciation and amortization	13,185	6.5	13,066	6.5	30,436	6.4	30,703	6.5
Selling, general, and administrative	19,998	9.9	18,517	9.2	50,748	10.7	43,278	9.2
Pre-opening costs	375	0.2	588	0.3	1,252	0.3	3,138	0.7

Tender offer stock-based compensation expense	—	—	—	—	—	—	3,116	0.7
Restaurant closure costs	10	—	—	—	95	—	598	0.1
Total other operating	33,568	16.7	32,171	16.0	82,531	17.3	80,833	17.2

Income from operations	6,035	3.0	9,926	4.9	13,862	2.9	17,200	3.6

Total other expenses, net	1,267	0.6	1,568	0.8	3,122	0.7	3,692	0.8
Provision for income taxes	435	0.2	1,937	1.0	1,455	0.3	3,242	0.7
Total other	1,702	0.8	3,505	1.8	4,577	1.0	6,934	1.5

Net income	$4,333	2.2%	$6,421	3.1%	$9,285	1.9%	$10,266	2.1%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.